UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2022

CONTINENTAL RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Oklahoma	001-32886	73-0767549
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 N. Broadway Oklahoma City, Oklahoma	73102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 234-9000

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CLR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 1, 2022 the Board of Directors of Continental Resources, Inc. (the “Company”) approved a Consulting Agreement (the “Consulting Agreement”), with Jack Stark, the Company’s President, based upon the recommendation of the Audit Committee. Mr. Stark will retire from serving as the Company’s President at the close of business on April 1, 2022. Mr. Stark and the Company entered into the Consulting Agreement on April 1, 2022 (the “Effective Date”). The Company is entering into the Consulting Agreement in order assure access to Mr. Stark’s advice and assistance in connection with the transition of his responsibilities to others within the Company.

The Consulting Agreement has a term of one year from the Effective Date. Under the terms of the Consulting Agreement, Mr. Stark will be paid an hourly rate of $750. Mr. Stark also agrees to be available to devote an average of two weeks per quarter to performing services, as requested by the Company. Mr. Stark will be reimbursed for reasonable expenses incurred in performing such services, in accordance with the Company’s standard expense reimbursement policies. The Consulting Agreement also contains customary terms regarding non-solicitation of Company employees and confidentiality of Company information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTINENTAL RESOURCES, INC.
(Registrant)
Dated: April 1, 2022

	By:	/s/ James R. Webb
James R. Webb
Senior Vice President, General Counsel, Chief Risk Officer and Secretary